                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 GENSIA, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 GENSIA, INC.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                             9360 Towne Centre Drive
                               San Diego, CA 92121
                                 (619) 546-8300



                                  May 22, 1996






Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on June 25, 1996, at 11:00 a.m., at the San Diego Marriott-La Jolla, 4240 La Jolla Village Drive, La Jolla, California.

     The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

     After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of the Company's Annual Report to Stockholders is also enclosed.

     The Board of Directors and Management look forward to seeing you at the meeting.

                                        Sincerely yours,

                                        David F. Hale
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                                  GENSIA, INC.

                                  ____________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1996
                                  ____________


     The Annual Meeting of Stockholders of Gensia, Inc. (the "Company") will be held at the San Diego Marriott-La Jolla, 4240 La Jolla Village Drive, La Jolla, California, on June 25, 1996, at 11:00 a.m., for the following purposes:

     1.   To elect three Class I directors.

     2. To consider and vote upon a proposal to amend and restate the Gensia, Inc. Amended and Restated 1990 Stock Plan.

     3. To consider and vote upon a proposal to amend and restate the Gensia, Inc. Employee Stock Purchase Plan.

     4. To ratify the selection of Ernst & Young LLP as the Company's independent auditors.

     5. To transact such other business as may properly come before the Meeting and any adjournment of the Meeting.

     The Board of Directors has fixed the close of business on May 16, 1996, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournment of the Meeting. A complete list of stockholders entitled to vote will be available at the Secretary's office, 9360 Towne Centre Drive, San Diego, California, for ten days before the meeting.

     WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

By order of the Board of Directors.


                                        Wesley N. Fach
                                        Secretary
May 22, 1996

                                  GENSIA, INC.
                                  ____________

                                 PROXY STATEMENT
                                  ____________

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Gensia, Inc., a Delaware corporation (the "Company"), with principal executive offices at 9360 Towne Centre Drive, San Diego, California 92121, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 25, 1996, and any adjournment of the Annual Meeting. The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the three nominees for Class I director listed in this Proxy Statement and FOR approval of proposals 2, 3 and 4 described in the Notice of Annual Meeting and in this Proxy Statement.

     Stockholders of record at the close of business on May 16, 1996 are entitled to notice of and to vote at the Annual Meeting. As of May 16, 1996 the Company had 35,892,899 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

     Directors are elected by a plurality vote. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

     The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or telegraph. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. Employees of Georgeson & Co., Inc. will also solicit proxies at an anticipated fee of approximately $7,500 plus reasonable out-of-pocket expenses.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 22, 1996.

                                    IMPORTANT

     WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                              ELECTION OF DIRECTORS

     The Company has three classes of directors serving staggered three-year terms. Class I and Class II each consist of three directors and Class III consists of four directors. Three Class I directors are to be elected at the Annual Meeting for a term of three years expiring at the Annual Meeting in 1999 or until each such director's successor shall have been elected and qualified. The other directors of the Company will continue in office for their existing terms, which expire in 1997 and 1998 for Class II and Class III directors, respectively.

     Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of Daniel O. Pegg, Alan R. Timms, Ph.D. and Monroe E. Trout, M.D. as Class I directors. The Nominating Committee has nominated Daniel O. Pegg, Alan R. Timms, Ph.D. and Monroe E. Trout, M.D., currently members of the Board of Directors of the Company, as Class I directors. In the event any of such nominees becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

     Set forth below is information regarding the nominees for Class I director and the continuing directors of Class II and Class III, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of April 8, 1996, and the year in which each became a director of the Company.

Name                                                                         Age
- ----                                                                         ---

CLASS I

Daniel O. Pegg . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50

   Mr. Pegg has been a director of Gensia since 1987. He has been President of the San Diego Economic Development Corporation since 1982. Prior to 1982, Mr. Pegg held various senior management positions with a number of health care-related businesses.

Alan R. Timms, Ph.D. . . . . . . . . . . . . . . . . . . . . . . . . . .      64

   Dr. Timms has been a director of Gensia since May 1991. Dr. Timms is presently President of Timms Biomedical Consultants, Inc., a private company, and was employed by Gensia as Acting Vice President, Research from August 1995 to May 1996. From July 1988 until July 1994, he was a director and Chief Executive Officer of Glycomed Incorporated, a biotechnology company. From July 1987 until July 1988 he was President of Timms Biomedical Consultants, Inc. From 1984 until July 1987 Dr. Timms worked for Monsanto/Searle, where his positions included that of President and Corporate Vice President at Searle Research & Development, G.D. Searle & Co. Prior to 1984, Dr. Timms held various positions with Sandoz, Inc. including Corporate Vice President and Director, Pharmaceutical Research and Development and Full Member Board of Management Sandoz AG. He received his doctorate in pharmacology from the University of Birmingham, England. Dr. Timms is also a director of Ansan, Inc., a publicly traded company.

Monroe E. Trout, M.D.  . . . . . . . . . . . . . . . . . . . . . . . . .      65

   Dr. Trout has been a director of Gensia since May 1993. Dr. Trout has been Interim Chief Executive Officer of Cytran, Inc., a private company, since March 1996. Dr. Trout was President and Chief Executive Officer of American Healthcare Systems from October 1986 through December 1994 and Chairman of the Board from June 1987 through December 1994. From December 1978 until October 1986, Dr. Trout was responsible for drug regulatory affairs, worldwide research, employee health and medical aspects of Sterling Drug, Inc.'s marketing divisions. Dr. Trout also served on the Board of Directors from December 1978 until October 1986. Dr. Trout received his medical degree from the University of Pennsylvania and a Juris Doctor from Dickinson School of Law. Dr. Trout is also a director of The West Company, Incorporated, Science Applications International Corporation, Baxter International, Cytyc, Inc. and the UCSD Foundation.

CLASS II

Jerry C. Benjamin. . . . . . . . . . . . . . . . . . . . . . . . . . . .      55

   Mr. Benjamin has been a director of Gensia since 1987. He has been a General Partner of Advent Limited, a venture capital management firm in London, England, since 1985. Prior to that he was employed for 18 years with Monsanto Corporation in various executive management positions.
   Mr. Benjamin is a Director of Biomagnetic Technologies, Inc., Dura Pharmaceuticals, Inc. and Orthofix International N.V.

Paul K. Laikind, Ph.D. . . . . . . . . . . . . . . . . . . . . . . . . .      40

   Dr. Laikind, a co-founder of Gensia, has been a Vice President and director since the Company's incorporation in November 1986. From 1985 to 1987, Dr. Laikind was an Assistant Research Biochemist at UCSD. From 1984 to 1985, Dr. Laikind was a Postdoctoral Fellow in the Department of Medicine at UCSD. He received his doctoral degree in chemistry from UCSD.

L. John Wilkerson, Ph.D. . . . . . . . . . . . . . . . . . . . . . . . .      52

   Dr. Wilkerson has been a director of Gensia since May 1991. Dr. Wilkerson has been Chairman of the Board of The Wilkerson Group since 1982. The Wilkerson Group is a healthcare products consulting firm. Prior to joining The Wilkerson Group, Dr. Wilkerson was a Vice President and partner responsible for medical supply security analysis and research at Smith Barney, Harris, Upham & Co. Dr. Wilkerson is also a director of British Bio-Technology Corporation, plc, TheraTx Incorporated and several private companies. He received his doctorate from Cornell University.

CLASS III

James C. Blair, Ph.D.. . . . . . . . . . . . . . . . . . . . . . . . . .      56

   Dr. Blair is currently Vice Chairman of the Board of Gensia and was Chairman of the Board from 1986 to May 1991. He has been a General Partner of Domain Associates, a venture capital management company, since 1985. Previously, Dr. Blair was employed in venture capital management, investment research and engineering management. He holds a doctoral degree in engineering from the University of Pennsylvania. Dr. Blair is also a director of Amylin Pharmaceuticals, Inc., CoCensys, Inc., Dura Pharmaceuticals, Inc., Genta Incorporated and Houghten Pharmaceuticals, Inc.

Herbert J. Conrad. . . . . . . . . . . . . . . . . . . . . . . . . . . .      63

   Mr. Conrad has been a Director of Gensia since September 1993. From April 1988 to August 1993, Mr. Conrad was President of the Pharmaceuticals Division, and Senior Vice President, of Hoffmann-La Roche Inc. Mr. Conrad was a member of the Board of Directors of Hoffmann-La Roche and a member of its Executive Committee from December 1981 through August 1993.
   Mr. Conrad joined Hoffmann-La Roche in 1960 and held various positions over the years including Senior Vice President of the Pharmaceuticals Division, Chairman of the Board of Medi-Physics, Inc. and Vice President, Public Affairs and Planning Division. Mr. Conrad is also a director of Biotechnology General Corp., Bradley Pharmaceuticals and Dura Pharmaceuticals, Inc.

David F. Hale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47

   Mr. Hale has been President and Chief Executive Officer of Gensia since June 1987 and Chairman of the Board since 1991. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Incorporated, a biotechnology company which was acquired by Eli Lilly & Company in 1986. Mr. Hale joined Hybritech in 1982 as Senior Vice President of Marketing and Business Development, became Executive Vice President and Chief Operating Officer later that year, President in 1983 and Chief Executive Officer in 1986. Before joining Hybritech, Mr. Hale was Vice President and General Manager of BBL Microbiology Systems, a division of Becton, Dickinson and Company. Earlier in his career, he held several positions at Ortho Pharmaceutical Corporation, a division of Johnson & Johnson, including Director of the Ortho Dermatological Division and Director of Product Management. Mr. Hale serves on the boards of Dura Pharmaceuticals, Inc. and Genta Incorporated.

Steven C. Mendell. . . . . . . . . . . . . . . . . . . . . . . . . . . .      54

   Mr. Mendell has been a Director of Gensia since April 1990. He is President and Chief Executive Officer of Prizm Pharmaceuticals, Inc., a private biotechnology company. From 1984 until 1993 he was Chairman of the Board of Directors of XOMA Corporation, a biotechnology company, and from 1986 until 1992 he was also its Chief Executive Officer. Prior to joining XOMA, Mr. Mendell was associated with Becton, Dickinson & Company, where his positions included President of the BBL Microbiology Systems Division and a number of other international and domestic management positions. Mr. Mendell still serves as a director of XOMA.

     The Board of Directors held 12 meetings during the 1995 fiscal year. All Directors attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which such Directors serve except for Director Wilkerson who attended less than 75% of such meetings.

     The Board of Directors has appointed a Stock Option Committee, a Compensation Committee, an Audit Committee, an Executive Committee and a Nominating Committee.

     The members of the Stock Option Committee are James C. Blair, Jerry C. Benjamin and Steven C. Mendell. The Stock Option Committee held seven meetings during the 1995 fiscal year. The Stock Option Committee's function is to administer the Gensia, Inc. Amended and Restated 1990 Stock Plan (the "1990 Plan"). See "Report to Stockholders on Executive Compensation."

     The members of the Compensation Committee are James C. Blair, Jerry C. Benjamin, Herbert J. Conrad and Steven C. Mendell. The Compensation Committee held five meetings during the 1995 fiscal year. The Compensation Committee's functions are to determine and supervise compensation to be paid to officers and directors of the Company. See "Report to Stockholders on Executive Compensation."

     The members of the Audit Committee are James C. Blair, Steven C. Mendell and Daniel O. Pegg. The Audit Committee held two meetings during the 1995 fiscal year. The Audit Committee's functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting organization and financial reporting and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed.

     The members of the Executive Committee are James C. Blair, David F. Hale, Jerry C. Benjamin, Steven C. Mendell and L. John Wilkerson. The Executive Committee held one meeting during the 1995 fiscal year. The Executive Committee has been delegated the right to exercise all the power and authority of the Board of Directors to the extent permitted by Delaware law and the Company's Charter.

     The members of the Nominating Committee are David F. Hale, Alan R. Timms, Monroe E. Trout and L. John Wilkerson. The Nominating Committee held no meetings during the 1995 fiscal year. The Nominating Committee's function is to select and nominate individuals to fill vacancies in the Company's Board of Directors. The Nominating Committee will not consider nominees recommended by security holders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS I DIRECTOR NOMINEES LISTED ABOVE.

           STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of May 10, 1996, as to shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) the officers of the Company named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

                                                     BENEFICIAL OWNERSHIP
                                                       OF COMMON STOCK
                                                  ---------------------------
                                                  NUMBER OF           PERCENT
                                                  SHARES(1)         OF CLASS(2)
                                                  ---------         -----------
Hoechst Marion Roussel, Inc. . . . . . . . .      3,396,442 (3)          9.5%
 10236 Marion Park Drive
 Kansas City, MO 64134-0627
State of Wisconsin Investment Board. . . . .      3,161,400 (4)          8.8
 P. O. Box 7842
 Madison, WI 53707
David F. Hale. . . . . . . . . . . . . . . .        896,058 (5)          2.4
Jerry C. Benjamin. . . . . . . . . . . . . .         23,750 (6)          *
James C. Blair . . . . . . . . . . . . . . .        102,762 (7)          *
Daniel D. Burgess. . . . . . . . . . . . . .         94,432 (8)          *
Herbert J. Conrad. . . . . . . . . . . . . .         14,024 (9)          *
Thomas P. Donahoe. . . . . . . . . . . . . .        104,853 (10)         *
Stephen C. Eisold. . . . . . . . . . . . . .        124,288 (11)          *
Paul K. Laikind. . . . . . . . . . . . . . .        390,837 (12)         1.1
Steven C. Mendell. . . . . . . . . . . . . .         23,812 (13)         *
Daniel O. Pegg . . . . . . . . . . . . . . .         39,728 (14)         *
Alan R. Timms. . . . . . . . . . . . . . . .         34,375 (15)         *
Monroe E. Trout. . . . . . . . . . . . . . .         18,779 (16)          *
Patrick  D. Walsh. . . . . . . . . . . . . .         40,813 (17)         *
L. John Wilkerson. . . . . . . . . . . . . .         63,562 (18)         *
All directors and executive officers
   as a group (17 persons) . . . . . . . . .      2,613,294 (19)         7.1

_____________
*Less than one percent


(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3) Based on its amended Schedule 13G dated February 12, 1996 wherein Hoechst Marion Roussel, Inc. (formerly Marion Merrell Dow, Inc.) reported the beneficial ownership of 3,396,442 shares of Common Stock at December 31, 1995.

(4) Based on its amended Schedule 13G dated February 15, 1996 wherein State of Wisconsin Investment Board reported the beneficial ownership of 3,161,400 shares of Common Stock at December 31, 1995.

(5) Includes 438,000 shares held by a trust as to which Mr. Hale has shared voting and investment power, 42,000 shares held by Mr. Hale as custodian for his minor children as to which Mr. Hale has sole voting and investment power, and 346,704 shares which Mr. Hale has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options and warrants.

(6) Includes 21,750 shares Mr. Benjamin has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options.

(7) Includes 13,125 shares which Dr. Blair has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options and warrants. Includes 1,125 shares beneficially owned by Domain Partners, L.P.
     Dr. Blair is a General Partner of One Palmer Square Associates, L.P., the general partner of Domain Partners, L.P. Includes 50,000 shares which Domain Partners III, L.P. has the right to acquire within 60 days of May 10, 1996. Dr. Blair is a General Partner of One Palmer Square Associates III, L.P., the general partner of Domain Partners III, L.P. Dr. Blair has an indirect beneficial interest in these shares. Includes 1,041 shares beneficially owned by Domain Associates Profit Sharing Plan. Includes 4,125 shares and 1,875 shares which Domain Associates and Domain Associates Profit Sharing Plan, respectively, have the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of warrants.
     Dr. Blair is a General Partner of Domain Associates.

(8) Includes 52,814 shares which Mr. Burgess has the right to acquire within 60 days of May 10, 1996, pursuant to the exercise of options and warrants.

(9) Includes 14,024 shares which Mr. Conrad has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options.

(10) Includes 76,455 shares which Mr. Donahoe has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options and warrants.

(11) Includes 24,816 shares which Mr. Eisold has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options and warrants.

(12) Includes 53,979 shares which Dr. Laikind has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options.

(13) Includes 23,812 shares which Mr. Mendell has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options and warrants.

(14) Includes 15,562 shares which Mr. Pegg has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options and warrants.

(15) Includes 34,375 shares which Dr. Timms has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options and warrants.

(16) Includes 14,779 shares which Dr. Trout has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options.

(17) Includes 13,778 shares which Mr. Walsh has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options.

(18) Includes 2,062 shares which Dr. Wilkerson has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of warrants. Includes 41,250 shares owned by Longbow Partners and 20,250 shares which Longbow Partners has the right to acquire within 60 days of May 10, 1996 pursuant to the exercise of options. Longbow Partners is a partnership of which the partners are certain shareholders of The Wilkerson Group. Dr. Wilkerson disclaims beneficial ownership of the shares and options held by Longbow Partners. Dr. Wilkerson is Chairman of The Wilkerson Group.

(19) Includes 817,327 shares which may be acquired within 60 days of May 10, 1996 pursuant to the exercise of options and warrants. Includes 1,022,698 shares held by trusts for the benefit of family members of directors and officers as to which such directors and officers have voting and investment power.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     Information is set forth below concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1994 and 1995, of those persons who were at December 31, 1995 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000. Mr. Hale's base salary for 1996 has been set at the same level as his 1995 base salary. Mr. Eisold left the Company effective May 10, 1996.

                           SUMMARY COMPENSATION TABLE


                                        ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                             ----------------------------------------   -------------------------------
                                                                                     AWARDS
                                                                        -------------------------------
                                                                                            SECURITIES      ALL OTHER
NAME AND PRINCIPAL                                    OTHER ANNUAL      RESTRICTED STOCK    UNDERLYING      COMPEN-
    POSITION         YEAR    SALARY ($)   BONUS ($)  COMPENSATION ($)      AWARDS ($)       OPTIONS (#)     SATION ($)
- ------------------   ----    ----------   ---------  ----------------   ----------------    -----------     ----------

David F. Hale        1995     $450,000     $50,800          -              $149,625(1)        75,000        $19,200(2)
President, Chief     1994     $450,000        -             -                  -             200,000(3)     $14,100(2)
Executive Officer    1993     $415,000     $58,700          -                  -              25,000        $10,600(2)
and Chairman of the
Board


Daniel D. Burgess    1995     $160,000     $40,800          -              $ 59,850(1)        15,000        $22,400(4)
Vice President,      1994     $152,500        -             -              $ 72,975(5)        65,000(6)     $ 2,300(4)
Finance, Chief       1993     $120,000     $21,600          -                  -              10,000        $ 1,300(4)
Financial Officer
and Treasurer

Thomas P. Donahoe    1995     $160,000     $40,800          -              $ 59,850(1)        15,000        $ 4,100(7)
Vice President,      1994     $160,000        -             -              $ 72,975(5)        38,750(8)     $ 3,500(7)
General Counsel and  1993     $150,000     $16,500          -                  -              10,000        $ 2,700(7)
Assistant Secretary

Stephen C. Eisold    1995     $175,000     $27,000          -              $ 59,850(1)        15,000        $ 5,700(9)
Vice President and   1994     $170,000        -             -              $ 72,975(5)        37,500(10)    $ 4,700(9)
General Manager,     1993     $155,000     $16,600          -                  -              10,000        $ 3,100(9)
Pharmaceuticals
North America

Patrick D. Walsh     1995     $185,000     $35,800       $53,500(11)       $ 59,850(1)        25,000        $ 1,500(12)
President and Chief  1994     $ 89,400        -          $65,500(11)       $ 72,975(5)        65,000(13)    $   300(12)
Operating Officer    1993         -           -             -                  _                -              -
of Gensia
Laboratories, Ltd.


(1) Represents the aggregate of the fair market value of the shares of restricted stock as of the date of grant ($4.00 per share) less the aggregate consideration paid therefor ($.01 per share). On December 20, 1995, the Company's Board of Directors authorized awarding officers and certain employees the opportunity to exchange certain of their outstanding stock options for restricted stock awards. Accordingly, Messrs. Hale, Burgess, Donahoe, Eisold and Walsh each had the right to purchase restricted shares of Common Stock of the Company for a nominal cash purchase price equal to the par value of the stock ($.01 per share) in exchange for certain options held by each. The restricted shares vest in full on January 31, 1997 or earlier upon, among other things, a change in control. However, in the event of an involuntarily termination without cause prior to January 31, 1997, the shares vest on a pro rata basis, in which case the number of vested shares will equal the number of restricted shares purchased times .0025 times the number of days of Gensia service completed after December 20, 1995. Mr. Hale received an award of 37,500 shares of restricted stock and each of Messrs. Burgess, Donahoe, Eisold and Walsh received an award of 15,000 shares of restricted stock. The aggregate number and value of all restricted shares held by Mr. Hale at December 31, 1995 were 37,500 and $196,500, respectively. The aggregate number and value of all restricted shares held by each of Messrs. Burgess, Donahoe, Eisold and Walsh at December 31, 1995 were 30,000 and $119,700, respectively. The foregoing calculation of values of the restricted shares assumes that the shares of restricted stock awarded by the Board in December 1995 were outstanding as of December 31, 1995.

(2) Represents $8,700, $9,100 and $14,700, the respective amounts paid by the Company for long-term disability insurance premiums for Mr. Hale in 1993, 1994 and 1995, and $1,900, $5,000 and $4,500, the respective amounts paid by the Company for life insurance premiums for Mr. Hale in 1993, 1994 and 1995.

(3) Includes options to purchase 150,000 shares of the Company's Common Stock at exercise prices greater than $4.875 which were cancelled in October 1994 in exchange for an option to purchase 150,000 shares of the Company's Common Stock at an exercise price of $4.875 per share, the fair market value on the date of grant.

(4) Represents $1,100, $1,900 and $1,900, the respective amounts paid by the Company for long-term disability insurance premiums for Mr. Burgess in 1993, 1994 and 1995, and $200, $400, and $500, the respective amounts paid by the Company for certain life insurance premiums for Mr. Burgess in 1993, 1994 and 1995. For 1995, also represents certain indebtedness of Mr. Burgess forgiven by the Company in the amount of $20,000. See "Certain Transactions."

 (5) Represents the aggregate of the fair market value of the shares of restricted stock as of the date of grant ($4.875 per share) less the aggregate consideration paid therefor ($.01 per share). As of October 29, 1994, officers and certain employees were given the opportunity to exchange certain of their outstanding stock options for restricted stock awards. Accordingly, Messrs. Burgess, Donahoe, Eisold and Walsh each had the right to purchase restricted shares of Common Stock of the Company for a nominal cash purchase price equal to the par value of the stock ($.01 per share) in exchange for certain options held by each. The restricted shares vested in full on March 31, 1996. Each of Messrs. Burgess, Donahoe, Eisold and Walsh received an award of 15,000 shares of restricted stock.

(6) Includes options to purchase 30,000 shares of the Company's Common Stock at exercise prices greater than $4.875 which were cancelled in October 1994 in exchange for an option to purchase 30,000 shares of the Company's Common Stock at an exercise price of $4.875 per share, the fair market value on the date of grant.

(7) Represents $2,200, $2,600 and $2,600, the respective amounts paid by the Company for long-term disability insurance premiums for Mr. Donahoe in 1993, 1994 and 1995, and $500, $900, and $1,500, the respective amounts paid by the Company for certain life insurance premiums for Mr. Donahoe in 1993, 1994 and 1995.

(8) Includes options to purchase 13,750 shares of the Company's Common Stock at exercise prices greater than $4.875 which were cancelled in October 1994 in exchange for an option to purchase 13,750 shares of the Company's Common Stock at an exercise price of $4.875 per share, the fair market value on the date of grant.

(9) Represents $2,200, $3,100 and $4,000, the respective amounts paid by the Company for long-term disability insurance premiums for Mr. Eisold in 1993, 1994 and 1995, and $900, $1,600, and $1,700, the respective amounts paid by the Company for certain life insurance premiums for Mr. Eisold in 1993, 1994 and 1995.

(10) Includes options to purchase 12,000 shares of the Company's Common Stock at exercise prices greater than $4.875 which were cancelled in October 1994 in exchange for an option to purchase 12,000 shares of the Company's Common Stock at an exercise price of $4.875 per share, the fair market value on the date of grant.

(11) Represents $65,500 and $53,500, the respective amounts paid by the Company to Mr. Walsh for expenses in connection with his relocation to San Diego in 1994 and 1995, and includes payments to Mr. Walsh for taxes he incurred on certain relocation expenses. The respective amounts of relocation reimbursement and tax reimbursement for 1994 are $45,500 and $20,000. The respective amounts of relocation reimbursement and tax reimbursement for 1995 are $32,500 and $21,000.

(12) Represents $1,000 paid by the Company for long-term disability insurance premiums for Mr. Walsh in 1995 and $300 and $500, the respective amounts paid by the Company for certain life insurance premiums for Mr. Walsh in 1994 and 1995.

(13) Includes options to purchase 25,000 shares of the Company's Common Stock at exercise prices greater than $4.875 which were cancelled in October 1994 in exchange for an option to purchase 25,000 shares of the Company's Common Stock at an exercise price of $4.875 per share, the fair market value on the date of grant.

COMPENSATION OF DIRECTORS

     The members of the Board of Directors who are not employees of the Company will receive an annual retainer of $10,000 commencing June 1996, and they are reimbursed for reasonable expenses incurred in connection with meetings of the Board of Directors and its committees. In addition, the non-employee directors receive automatic grants of options to purchase shares of the Company's Common Stock, as described under "Proposal 2, Approval of the Gensia, Inc. Amended and Restated 1990 Stock Plan."

SEVERANCE AGREEMENTS

     The Company is a party to certain Severance Agreements (the "Severance Agreements") with David F. Hale and the following Named Executive Officers:
Daniel D. Burgess and Thomas P. Donahoe.  Pursuant to the Severance Agreements,
(i) if, within the first 12-month period after the occurrence of a "Change in Control" of the Company, (a) the officer voluntarily resigns for "Good Reason" or (b) the Company terminates the officer's employment for any reason other than "Cause" or "Disability," or (ii) if the Company terminates the officer's employment because his position has been eliminated in connection with a restructuring or reduction in force, as determined by the Company, the officer will be entitled to receive a severance payment during the "Continuation Period" at an annual rate equal to the sum of (i) the employee's base compensation at the annual rate in effect on the date when the termination of his employment with the Company is effective plus (ii) the arithmetic mean of the employee's annual bonuses for the last three calendar years completed prior to the date when the termination of his employment with the Company is effective. Further, the Continuation Period is treated as employment for purposes of determining the employee's vesting in any stock options and shares of restricted stock granted to him by the Company.

     The "Continuation Period" is defined (except with respect to Mr. Hale's Severance Agreement) as the period commencing on the effective date of the employee's termination of employment and ending on the earlier of (i) the date nine months after the date when the employment termination was effective or
(ii) the date of the employee's death. If, however, the employee is not employed in a new position comparable to his position with the Company on the date nine months after his employment termination was effective, then the Continuation Period is extended to the date when the employee becomes employed in such a position, but in no event by more than three months. With respect to Mr. Hale only, the Continuation Period is defined as the period commencing on the effective date of Mr. Hale's termination of employment and ending on the earlier of (i) 18 months after the date when the employment termination was effective or (ii) the date of Mr. Hale's death.

     "Change in Control" is defined as the occurrence of any of the following events: (i) the first purchase of shares of the Company's Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part, of such Common Stock; (ii) any acquisition of voting securities of the Company by any person or group, which theretofore did not beneficially own voting securities, representing more than 30% of the voting power of all outstanding voting securities of the Company, if such acquisition results in such entity, person or group owning beneficially securities representing more then 30% of the voting power of all outstanding voting securities of the Company; (iii) approval by the Company's stockholders of a merger in which the Company does not survive as an independent publicly-owned corporation, a consolidation, or a sale, exchange or other disposition of all, or substantially all, of the Company's assets; or (iv) a change in the composition of the Company's Board of Directors during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

     "Good Reason" means that the employee: (i) has been demoted or has incurred a material reduction in his authority or responsibility as an employee of the Company; (ii) has incurred a reduction in his total compensation (including benefits) as an employee of the Company; (iii) has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the employee; (iv) has not received a bonus commensurate with bonuses (if any) received by a majority of executive-level employees of the Company with duties and responsibilities substantially comparable to those of the employee; or (v) has been notified that his principal place of work as an employee of the Company will be relocated by a distance of 50 miles or more.

     "Cause" means (i) a willful act by the employee which constitutes misconduct or fraud and which is injurious to the Company or (ii) conviction of, or a plea of "guilty" or "no contest" to, a felony.

STOCK OPTIONS

     The following tables summarize option grants and exercises during fiscal 1995 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1995. The Company does not grant Stock Appreciation Rights.


                          OPTION GRANTS IN FISCAL 1995

                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                                                                             ANNUAL RATES OF
                                                                                                            STOCK APPRECIATION
                                              INDIVIDUAL GRANTS(1)                                          FOR OPTION TERM(2)
                      --------------------------------------------------------------------            ----------------------------
                      NUMBER OF           % OR TOTAL
                      SECURITIES       OPTIONS GRANTED
                      UNDERLYING         TO EMPLOYEES          EXERCISE
                       OPTIONS           EMPLOYEES IN          OR BASE          EXPIRATION
NAME                  GRANTED (#)      FISCAL YEAR 1995      PRICE ($/SH)          DATE                 5% ($)             10% ($)
- ----                  -----------      ----------------      ------------       ----------            --------            --------

David F. Hale,          50,000                4.2%              $3.375          01/13/2005            $106,126            $268,944
Chief Executive         25,000                2.1%               $4.00          12/20/2005            $ 62,889            $159,374
Officer

Daniel D. Burgess       15,000                1.3%               $4.00          12/20/2005            $ 37,734            $ 95,625

Thomas P. Donahoe       15,000                1.3%               $4.00          12/20/2005            $ 37,734            $ 95,625

Stephen C. Eisold       15,000                1.3%               $4.00          12/20/2005            $ 37,734            $ 95,625

Patrick D. Walsh        10,000                 .8%               $4.50          11/16/2005            $ 28,300            $ 71,718
                        15,000                1.3%               $4.00          12/20/2005            $ 37,734            $ 95,625



(1) Generally, options become exercisable ratably on a daily basis over a four-year period and vest in full in the event of a change in control with respect to the Company and in the event of the death of the optionee. The exercise price per share of options granted in 1995 represented the fair market value of the underlying shares on the date of grant. Generally, options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

     Automatic vesting of all options will occur on or following (1) the first purchase of shares of the Company's Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part of, the Company's Common Stock, (2) approval by the Company's stockholders of a merger in which the Company does not survive as an independent, publicly owned corporation (other than a merger that leaves the stockholders of the Company with substantially the same ownership interest in the new corporation), a consolidation, or a sale or exchange or other disposition of all or substantially all the Company's assets, (3) a change in the composition of the Board of Directors as a result of which fewer than a majority of the incumbent directors are directors who had been directors of the Company 24 months prior to such change, unless each new director was elected or nominated for election to the Board of Directors with the approval of at least two-thirds of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination or (4) an acquisition of voting securities by any person or group which theretofore did not beneficially own more than 30% of the voting power of all outstanding voting securities of the Company, if such acquisition results in such person or group owning beneficially securities representing more than 30% of the voting power of the Company's outstanding securities. A change in the relative beneficial ownership under (4) by reason of a repurchase by the Company of its own securities will be disregarded.

         AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND VALUE OF OPTIONS
                              AT END OF FISCAL 1995


                                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                            UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                               OPTIONS AT END OF             OPTIONS AT END OF
                                                                                FISCAL 1995 (#)              FISCAL 1995 ($)(1)
                           SHARES ACQUIRED             VALUE               -------------------------     -------------------------
NAME                       ON EXERCISE (#)          REALIZED ($)           EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- ----                       ---------------          ------------           -------------------------     -------------------------

David F. Hale,                    -                      -                      294,223/153,277              $345,323/$135,678
Chief Executive
Officer

Daniel D. Burgess                 -                      -                        38,662/43,838              $ 34,610/$ 29,465

Thomas P. Donahoe                 -                      -                        67,073/34,177              $ 44,939/$ 25,843

Stephen C. Eisold                 -                      -                        15,760/31,740                $6,009/$ 24,929

Patrick D. Walsh                  -                      -                         7,896/37,104                $3,196/$ 30,554


(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1995 ($5.25), minus the exercise price.


                REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company (the "Committee") and the Stock Option Committee are pleased to present their report on executive compensation. This report is provided by the Committee to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of the Company's executive officers and describes the basis on which compensation determinations for 1995 were made by the Committee. In making its determinations, the Committee has relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the biotechnology and pharmaceutical industries, including companies included in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this proxy statement, and recommendations of management.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee believes that compensation of the Company's executive officers should:

     - Encourage creation of stockholder value and achievement of strategic corporate objectives.

     - Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

     -    Recognize individual initiative, effort and accomplishment.

     - Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

     - Provide a total compensation opportunity that is competitive with companies in the biotechnology and pharmaceutical industries, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

     - Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

     Because the Company is still in the process of developing its proprietary products and so has not yet brought any such products to market, the use of traditional corporate performance standards, such as revenues, profit levels and return on equity, are not appropriate in the evaluation of executive officer performance. Accordingly, there is no specific relationship of traditional corporate performance standards to executive compensation. Instead, the compensation of executive officers is based, in part, on the Company's achievements during the year in advancing its products and accomplishing other business objectives, as well as the individual contributions and achievements of each executive officer. The Company's existing compensation structure for executive officers generally includes a combination of cash compensation and stock options.

     CASH COMPENSATION. Compensation levels are largely determined through comparisons with companies of similar size and/or complexity in the biotechnology and pharmaceutical industries and/or companies with which the Company competes for key personnel. Cash compensation for the Company's executive officers, including its Chief Executive Officer, is generally targeted at the median of the companies reviewed. As stated above, because the Company is still developing its proprietary products and so has not yet brought any such products to market, the use of traditional corporate performance standards, such as profit levels, revenues and return on equity, was not appropriate in the evaluation of executive officer performance in 1995. In establishing base salaries for 1995, the Committee instead considered, among other things, the Company's achievements in advancing its products and accomplishing other business objectives, and the individual contributions and achievements of each executive officer. Actual compensation is based on an evaluation of job responsibilities for the position, comparisons of compensation levels, Company achievements and individual performance. Individual performance is evaluated by reviewing organizational and management development progress against individual contributions and achievements and the degree to which teamwork and Company values are fostered. At the beginning of fiscal 1995, goals were established for the Company and approved by the Board of Directors. Goals set for 1995 included obtaining marketing approval and the launching of the GenESA System in the United Kingdom and Germany; obtaining approvals of the GenESA System in the United States and Canada; the initiation of pivotal studies for Geomatrix nifedipine; completion of Phase 1 studies with GP-531, a second generation adenosine regulating agent ("ARA") compound; making a final determination with respect to the acquisition, sale or continued funding of Aramed, Inc. ("Aramed"); at Gensia Laboratories Ltd. ("GLL"), obtaining approval of certain ANDAs and the filing of key additional ANDAs for approval; finalization of an agreement with Atrix, Inc. to develop an oncology product; raising additional financial resources for the Company; and licensing-in additional products for commercialization by the Gensia sales and marketing organization. Further, compensation levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

     The Committee may award additional cash compensation in the form of a bonus at the end of a fiscal year, based on the Company's achievements and the individual's contributions to those achievements, if it deems such an award to be appropriate. Based on the Company's achievement of a number of key objectives in 1995 that were important for the continued growth and development of the Company, including obtaining marketing approval and the launching of the GenESA System in the United Kingdom and Germany; completion of Phase 1 studies with GP-531; completion of the acquisition of Aramed; obtaining approval of certain ANDAs and the filing of key additional ANDAs at GLL, finalization of an agreement with Atrix to develop an oncology product, raising additional financial resources for the Company; and licensing-in additional products for commercialization by the Gensia sales and marketing organization, the Committee decided to award cash bonuses for 1995 to certain officers and key employees.

     STOCK OPTIONS. The Company's Stock Option Plan is administered by the Company's Stock Option Committee, which is a committee of outside directors of the Company. The Stock Option Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interest of stockholders and executives will be closely aligned. Therefore, executive officers, as well as all employees, are eligible to receive stock options from time to time, giving them the right to purchase shares of common stock of the Company at a specified price. The number of stock options granted to executive officers, including the Chief Executive Officer, is based on the Company's achievements during the year and the individual's contributions to those achievements and a review of data on the range of aggregate annual option grants compared to the number of shares of stock outstanding for officers with similar duties and titles at biotechnology companies taking into account differences in such companies' stock prices, stage of development, achievements and the like.

     In December 1995 the Committee determined that in order to encourage its employees, including officers, to continue to play a key role in building long-term value at the Company, it should provide such employees with an additional restricted stock award as an incentive to stay at the Company and assist in creating this value. Accordingly, certain employees, including officers, of the Company were granted the opportunity to exchange some of their stock options for "restricted stock awards" under the 1990 Plan. In addition, each such employee who elected to exchange his or her options was granted additional restricted stock awards for a number of shares equal to two times the number of shares which had been exchanged. The shares of restricted stock were sold to employees for a nominal cash purchase price equal to the par value of the shares of the Company's Common Stock ($.01 per share). The restricted shares vest in full on January 31, 1997; provided, that (i) if an employee leaves the Company voluntarily or is terminated for cause prior to January 31, 1997, then all of the restricted stock award shares are forfeited, (ii) in the event of an involuntary termination of an employee without cause prior to January 31, 1997, the shares vest on a pro rata basis, and (iii) the restricted stock award shares vest in full on the occurrence of a change in control. In the event of involuntary termination without cause prior to January 31, 1997, the number of vested shares will equal the number of shares purchased times .0025 times the number of days of service at the Company completed after December 20, 1995.

1995 CEO COMPENSATION

     The annual salary of David F. Hale, the Company's President, Chief Executive Officer and Chairman of the Board, for fiscal 1995 was $450,000, which was the same as 1994. Because of the disappointing Protara results and the difficult financing environment for the Company, the Committee did not award a salary increase to Mr. Hale for 1995. As stated above, because the Company is still developing its proprietary products and so has not yet brought any such products to market, the use of traditional performance standards, such as profit levels, revenues and return on equity, are not appropriate in the evaluation of Mr. Hale's performance. The Company and Mr. Hale achieved a number of the corporate and individual objectives (which objectives were identical) for 1995. Some of these achievements were as follows: receipt of marketing approval in seven European countries for the GenESA System, filing of an NDA amendment in October 1995 for the GenESA System in the United States addressing issues raised by the FDA in its not approvable letter with respect to the product, the acquisition of Aramed which provided the Company with certain second generation ARA compounds, completion of Phase 1 clinical trials for GP-531, a second generation ARA compound, restructuring the agreement with the Upjohn Company and Delta West, a subsidiary of Upjohn, on terms favorable to Gensia, receipt of ANDA approval of doxorubicim, the first oncolytic product approved in the United States in polymer vials, and extension of the Company's exclusive distribution agreement with the LMA in the United States and the obtaining of rights to four new airway management products. The Compensation Committee determined that these achievements were critical to the Company's future growth and could assist the Company in enhancing stockholder value and determined to compensate Mr. Hale for his role in achieving these accomplishments. Accordingly, the Committee awarded a cash bonus of $50,000 to Mr. Hale for 1995.

     Additionally, the Stock Option Committee granted Mr. Hale new options to purchase 75,000 shares of the Company's Common Stock in 1995. As part of the restricted stock award program, Mr. Hale received an award of 37,500 shares of restricted stock of the Company at $.01 per share in exchange for outstanding options to purchase 12,500 shares of the Company's Common Stock.

MISCELLANEOUS

     Section 162(m) of the Internal Revenue Code was enacted in 1993 and took effect for fiscal years beginning in 1994. Section 162(m) disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied. The Board of Directors has approved the amendment of the Company's 1990 Stock Plan to, among other things, qualify for an exemption from the $1 million limit on deductions under Section 162(m) with respect to option grants under the 1990 Stock Plan.

     This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

     COMPENSATION COMMITTEE        STOCK OPTION COMMITTEE

     James C. Blair                James C. Blair
     Jerry C. Benjamin             Jerry C. Benjamin
     Herbert J. Conrad             Steven C. Mendell
     Steven C. Mendell


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are James C. Blair, Herbert J. Conrad, Jerry C. Benjamin and Steven C. Mendell. The members of the Stock Option Committee are James C. Blair, Jerry C. Benjamin and Steven C. Mendell.

                          STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index"). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.


                                     [GRAPH]


                      12/31/90  12/31/91  12/31/92  12/31/93  12/30/94  12/31/95
                      --------  --------  --------  --------  --------  --------

Gensia                 $100.00   $554.72   $261.34   $264.00   $ 45.33   $ 56.00
Nasdaq Composite        100.00    159.61    185.20    214.40    207.37    288.17
Nasdaq Pharmaceutical   100.00    265.74    221.14    197.11    148.35    271.90


     Assumes a $100 investment on December 31, 1990 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

     The Nasdaq Pharmaceutical Index includes all companies listed on The Nasdaq Stock Market within SIC Code 283. A list of those companies included in the Nasdaq Pharmaceutical Index may be obtained by contacting Wesley N. Fach, Secretary, at (619) 546-8300.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH ARAMED, INC.

     In late 1991, the Company formed Aramed, Inc. ("Aramed"), which became a publicly owned company, to accelerate the discovery, research and development of certain compounds utilizing the Company's adenosine regulating agent ("ARA") technology (the "Products"). The Company licensed to Aramed certain technology to develop and commercialize the Products in the United States, Canada and Europe. Aramed engaged the Company to perform research and development with respect to three program areas: second generation ARAs for the intravenous treatment of acute cardiovascular disorders, ARAs for the oral and intravenous treatment of certain seizure disorders and ARAs and adenosine agonists for the intravenous treatment of acute cerebrovascular disorders. In 1995, Aramed paid the Company an aggregate of approximately $8.3 million to perform such research and development. Prior to the Company's acquisition of Aramed described below, Mr. Hale was Chairman of the Board of Aramed and Dr. Laikind was a director and President of Aramed.

     As a way of simplifying its corporate structure and because the Company was attempting to find corporate partners for its ARA technology generally, the Company determined that it could be advantageous to acquire Aramed. After negotiating with a Special Committee of the Aramed Board of Directors during the second quarter of 1995, the Company and Aramed announced a definitive agreement in June 1995 under which, subject to Aramed stockholder approval, the Company would acquire Aramed. In November 1995, Aramed stockholders voted at a special meeting to approve the acquisition of Aramed by the Company, and Aramed became a wholly-owned subsidiary of the Company. The consideration paid for each Aramed share was (a) $8.00 in cash, (b) approximately 0.64 of a share of Common Stock of the Company, and (c) one contingent value right ("CVR") that represents
(i) the right to receive $1.00 per Aramed share payable in cash or in the Common Stock of the Company (at the Company's option) at March 31, 1996, and (ii) a right maturing at December 31, 1996 to potentially receive for each Aramed share up to an additional 0.75 of a share of Common Stock of the Company. If the price of the Common Stock of the Company equals or exceeds $4.50 per share for 20 consecutive trading days between issuance and maturity, then the rights maturing on December 31, 1996 will be reduced to represent for each share of Aramed a right potentially to receive 0.375 of a share of Common Stock of the Company. The Company's Common Stock price equaled or exceeded $4.50 per share for 20 consecutive trading days from December 26, 1995 to January 23, 1996 and the right was so reduced. The rights maturing on December 31, 1996 will expire and have no value if the price of Common Stock of the Company equals or exceeds $5.25 per share for 20 consecutive trading days between issuance and maturity. An aggregate of approximately 1.8 million shares of Common Stock of the Company were issued pursuant to the acquisition at closing and the Company issued approximately 567,554 additional shares to satisfy the $1.00 per share payable to Aramed stockholders on March 31, 1996. The cash compensation paid as part of the acquisition consideration was funded out of Aramed's available cash balances.

RELATIONSHIP WITH GENSIA CLINICAL PARTNERS

     In July 1991, the Company organized Gensia Clinical Partners to provide funding for further research and clinical development of the Company's GenESA-Registered Trademark- System technology. Gensia Clinical Partners received net proceeds of approximately $23.0 million from its limited partners, all of which has been paid to the Company pursuant to a research and development contract. Gensia Development Corporation, a wholly-owned subsidiary of the Company, is the sole general partner of Gensia Clinical Partners.

     The Company has granted Gensia Clinical Partners an exclusive royalty-free license to use certain patent rights and technology that are related to the GenESA System in the United States, Canada and Europe. Under its development and marketing agreement with Gensia Clinical Partners, the Company conducts research and development relating to the GenESA System, and Gensia Clinical Partners reimbursed the Company for these services through May 1993. The full amount of proceeds from the partnership has now been utilized and the Company is funding all further expenses related to the GenESA System. The Company is obligated under the agreements to market the GenESA System in the United States, Canada and certain countries in Europe, if approved by regulatory authorities in these countries, and to pay royalties based on those sales. In addition, the Company is required to make a milestone payment of approximately $5 million payable in cash or Common Stock of the Company upon approval of the GenESA System by the United States Food and Drug Administration.

     During the two to four-year period following the initial commercialization of the GenESA System, the Company has the option to purchase the limited partners' interests in Gensia Clinical Partners. If the Company exercises this option, it will pay the limited partners approximately $22 million payable in cash or shares of Common Stock of the Company (the "Advance Payment"), and a royalty on product sales of the GenESA System for an eleven-year period following the purchase of the interests. At a limited partner's option, in lieu of the right to receive the Advance Payment and royalty, a limited partner may elect to receive a predetermined number of shares of Common Stock of the Company. If all limited partners were to elect this option, the Company would issue 1,976,250 shares of Common Stock of the Company (and would not be required to make the Advance Payment or pay any royalty). In return for the option to purchase the partnership interests in Gensia Clinical Partners, the Company issued warrants to the limited partners to purchase 2,173,875 shares of Common Stock of the Company. If Gensia fails to exercise its option, the Company will lose all rights to the GenESA System in the United States, Canada and Europe.

     The Company plans to continue to fund the development of the GenESA System using internally available funds. The Company contributed approximately $5.4 million for funding of expenses related to the GenESA System during 1995.

RELATIONSHIP WITH GENTA/JAGOTEC JOINT VENTURE

     In January 1993, Gensia and a joint venture ("Genta-Jago") between Genta Incorporated and Jagotec AG, an affiliate of Jago Pharma AG ("Jago"), formed a collaboration to develop and market certain oral products for the treatment of cardiovascular disease using Geomatrix controlled-release drug delivery technology. Products incorporating Jagotec AG's Geomatrix technology are intended to be once-daily oral controlled-release formulations of certain cardiovascular products now marketed by others in once-daily and multiple-daily dose formats. Gensia has exclusive rights to market and distribute the products in North America, Europe and certain other countries. In January 1993, Gensia made an initial payment of $2 million to Genta-Jago as a prepayment for formulation and development work to be conducted at Jago, and will make future payments to fund this work in amounts to be agreed upon by the parties. Gensia will also pay Genta-Jago milestone payments based on regulatory submissions and approvals on each product, up to a maximum of $4 million for any one product, a portion of which can be offset against future royalty payments if the product is marketed. In February 1996, Gensia informed Genta-Jago that it would be focusing its efforts in the future on Geomatrix nifedipine and that it will not pursue development of the Geomatrix formulations of verapamil and metaprolol. Jago will retain manufacturing rights for Gensia's product requirements in Europe. Under certain circumstances, Genta-Jago will have co-promotion rights to products developed by this collaboration.

     David F. Hale, Chairman of the Board, President and Chief Executive Officer of the Company and James C. Blair, Vice Chairman of the Board of the Company, are directors of Genta Incorporated, and Thomas H. Adams, chairman of the Board and Chief Executive Officer of Genta Incorporated, is a member of Gensia's Scientific Advisory Board.

OTHER TRANSACTIONS

     The Company has paid Domain Partners III, L.P. ("Domain III") the amount of $75,000 as partial consideration for financial commitments made by Domain III in connection with the possible funding of the development of a new product opportunity involving a feedback controlled heparin drug delivery system (the "Automedics Project"). In February 1996, the Board authorized the issuance of a warrant to purchase up to 50,000 shares of the Company's Common Stock to Domain III as partial consideration for financial commitments made in furtherance of the Automedics Project. During 1995, Domain III made a loan in the principal amount of $250,000 to Automedics, Inc., a wholly-owned subsidiary of the Company, in connection with the Automedics

Project. The loan, along with accrued interest in the amount of $13,636, was repaid on January 2, 1996. Dr. Blair, a director of the Company, is a general partner of One Palmer Square Associates III, L.P., the general partner of Domain III.

     The Wilkerson Group, an affiliate of Dr. Wilkerson, a director of the Company, has provided consulting services to the Company in 1995 for which the Company has paid The Wilkerson Group approximately $149,000.

     Ian McBeath, who was the Vice President of Gensia Europe Limited until April 8, 1996, is indebted to the Company in the aggregate amount of approximately L47,400. The indebtedness is evidenced by two loans, one secured by real property and the other unsecured. The principal amount of the secured loan is L27,000. The secured loan is accruing interest at a rate of 5% per annum. Although not payable until the secured loan's maturity date, accrued interest as of March 31, 1996 was approximately L2,400. The maturity date of the secured loan was extended to June 30, 1997. The principal amount of the unsecured loan is L18,014. The Company agreed to forgive 25% of the principal amount of the unsecured loan on December 31 of each year; provided that, among other things, Mr. McBeath is employed by the Company on such date and there exists no default under the loan. Although Mr. McBeath has resigned as an officer of the Company, he will continue to render consulting services through July 1, 1996, at which time the secured loan and the unsecured loan will become due.

     Daniel D. Burgess, the Company's Vice President Finance, Chief Financial Officer and Treasurer, is indebted to the Company in the principal amount of $40,000. In May 1995, the Company agreed to forgive $20,000 of the principal amount of such loan on June 1, 1995 and, thereafter, on January 5 of each year until maturity commencing as of January 1996; provided that, among other things, Mr. Burgess is employed by the Company on such date and no default exists under the loan. In addition, under certain circumstances the outstanding principal amount of the loan will be forgiven in connection with voluntary resignation by, or termination of, Mr. Burgess' employment following a change in control or restructuring or reduction in force. Interest at the rate of 5% per annum is payable quarterly. Mr. Burgess made interest payments of an aggregate of $3,400 in 1995. The loan is secured by shares of Common Stock of the Company. In May 1995, the maturity date of the loan was extended to January 6, 1998.

     Two relocation loans were previously made by the Company to Patrick D. Walsh, President and Chief Operating Officer of Gensia Laboratories, Ltd. One of the loans, in the principal amount of $35,000 was repaid in 1996. Mr. Walsh is indebted to the Company in the aggregate principal amount of $100,000 with respect to the other loan. Interest at the rate of 5% per annum is payable on the loan. Accrued interest as of March 31, 1996 is approximately $7,400. The loan is secured by real property and is due on October 12, 1999.

     As a result of a loan made by the Company to David F. Hale in April 1995, Mr. Hale is indebted to the Company in the principal amount of $125,000. Interest is accruing on the loan at the rate of 10% per annum. The loan is secured by real property. Accrued interest on the loan is payable in full at maturity and, as of March 31, 1996, was approximately $12,000. The maturity date of the loan was recently extended. Accordingly, all principal and interest is due on the first to occur of (i) the sale of the real property securing repayment of the loan, or (ii) April 12, 1997.

     The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                                   PROPOSAL 2
                      APPROVAL OF THE GENSIA, INC. AMENDED
                          AND RESTATED 1990 STOCK PLAN

     The Company has adopted the Gensia, Inc. Amended and Restated 1990 Stock Plan, under which 5,983,334 shares of Common Stock have been reserved for issuance either by direct sale or upon exercise of options granted to employees, directors, consultants and advisers of the Company. On February 22, 1996, the Board of Directors amended the Plan to reserve an additional 400,000 shares for issuance under the 1990 Plan, subject to the approval of the Company's stockholders at the Annual Meeting. On May 17, 1996, the Board of Directors amended and restated the Plan (as amended and restated, the "1990 Plan") to increase the number of shares covered by the automatic option grants to non-employee members of the Board of Directors, subject to the approval of the Company's stockholders at the Annual Meeting.

                  DESCRIPTION OF THE AMENDED AND RESTATED PLAN

     The full text of the 1990 Plan, substantially in the form in which it will take effect if the amendment and restatement is approved by the stockholders, is set forth in Exhibit A to this Proxy Statement. The following summary of the principal features of the 1990 Plan is subject to, and qualified in its entirety by, Exhibit A.

PURPOSE

     The purpose of the 1990 Plan is to assist the Company in the recruitment, retention and motivation of employees, directors and independent contractors who are in a position to make material contributions to the Company's progress. The 1990 Plan offers a significant incentive to the employees, directors and independent contractors of the Company by enabling such individuals to acquire the Company's Common Stock, thereby increasing their proprietary interest in the growth and success of the Company.

ADMINISTRATION

     The 1990 Plan is administered by the Stock Option Committee of the Board of Directors (the "Option Committee"), composed of three disinterested members of the Board of Directors. Subject to the limitations set forth in the 1990 Plan, the Option Committee has the authority to determine to whom options will be granted and shares will be sold, the term during which an option may be exercised, and the rate at which the options may be exercised and the shares vest. A separate committee of the Board of Directors may administer the 1990 Plan with respect to employees who are not officers or directors of the Company.

ELIGIBILITY AND SHARES SUBJECT TO THE 1990 PLAN

     Under the 1990 Plan, 6,383,334 shares of Common Stock (which number includes the 400,000-share increase that stockholders are being asked to approve) have been reserved for issuance either by direct sale or upon exercise of options granted to outside directors, employees (including officers and directors who are also employees) and independent contractors (who are not directors). The 1990 Plan provides for the grant of both incentive stock options ("ISOs") intended to qualify as such under section 422 of the Internal Revenue Code, as amended, and nonstatutory stock options ("NSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company. NSOs may be granted, and Common Stock may be sold directly, to outside directors, employees (including officers and directors who are also employees) and independent contractors of the Company. If any options granted under the 1990 Plan for any reason expire or are cancelled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options again become available for the 1990 Plan.
If shares issued under the 1990 Plan are forfeited, they also become available for new grants. Options to purchase more than 200,000 shares may not be granted in a single calendar year to any participant in the 1990 Plan.

     As of May 10, 1996, options to purchase an aggregate of 4,431,766 shares of Common Stock at a weighted average exercise price of $5.44 per share were outstanding under the 1990 Plan. As of May 10, 1996, approximately
483 employees, 10 directors and 39 consultants or advisors were eligible to participate in the 1990 Plan. On May 10, 1996, the closing price for the Company's Common Stock on the Nasdaq National Market was $5.125. The foregoing numbers do not include options granted to former employees. To date, all employee stock options have been granted with exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Option Committee in accordance with the provisions of the 1990 Plan. Of the options granted under the 1990 Plan, 615,289 have been exercised. As of May 10, 1996, 620,250 shares of Common Stock had been issued for direct sale under the 1990 Plan. As of May 10, 1996, a total of 504,365 shares of Common Stock are available for future options, grants or direct sales under the 1990 Plan.

     The allocation of the additional shares of stock which the stockholders are being asked to approve has not been determined. The Company believes that the granting of options is necessary to attract the highest quality personnel as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to the continued progress of the Company, which ultimately is in the interests of the Company's stockholders.

     As of May 10, 1996, the following persons or groups had in total, received options to purchase shares of Common Stock under the 1990 Plan as follows:
(i) the Chief Executive Officer and the other officers named in the Summary Compensation Table: Mr. Hale 447,500 shares, Mr. Burgess 82,500 shares,
Mr. Donahoe 101,250 shares, Mr. Eisold 47,500 shares, Mr. Walsh 45,000 shares;
(ii) all current executive officers of the Company as a group:  936,250 shares;
(iii) all current directors who are not executive officers as a group: 148,000 shares; (iv) each nominee for director: Mr. Pegg 10,500 shares, Dr. Timms 30,250 shares and Dr. Trout 17,250 shares; (v) each associate of any of such directors, executive officers or nominees: no shares; (vi) each person who has received five percent of options granted other than those named above: no shares; and (vii) all employees and consultants of the Company, including all current officers who are not executive officers, as a group: 3,779,401 shares. The foregoing numbers do not include options that were surrendered in connection with the grant of restricted stock awards or options for 12,750 shares which have been exercised.

TERMS OF OPTIONS

     Options granted pursuant to the 1990 Plan will vest at the time or times determined by the Option Committee, generally over a four-year period, except for the grants to non-employee directors described below. Vesting may be accelerated upon certain changes in control of the Company and upon the death of the optionee.

     The maximum term of each option granted under the 1990 Plan is 10 years. Stock options granted under the 1990 Plan must be exercised by the optionee during the earlier of their term or within 90 days after termination of the optionee's employment, except that the period may be extended on certain events, including death and termination of employment due to disability.

     The exercise price of shares of Common Stock subject to options qualifying as ISOs must not be less than the fair market value of the Common Stock on the date of the grant. The exercise price of NSOs granted under the 1990 Plan must not be less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any NSOs granted to executive officers will not be less than the fair market value of the Common Stock on the date of grant. Under the 1990 Plan, the exercise price is payable in cash, Common Stock or full-recourse promissory note. The 1990 Plan also permits an optionee to pay the exercise price of an option by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell the optionee's shares and deliver all or a part of the sale proceeds to the Company in payment of all or part of the exercise price and any withholding taxes ("exercise/sale" directions) or by delivery of an irrevocable direction to pledge the optionee's shares to a securities broker or lender approved by the Company as security for a loan and to deliver all or part of the loan proceeds to the Company in payment of all or part of the exercise price and any withholding taxes ("exercise/pledge" directions).

TERMS OF SHARES OFFERED FOR SALE

     The terms of any sale of shares of Common Stock under the 1990 Plan will be set forth in a stock purchase agreement to be entered into between the Company and each purchaser. The terms of stock purchase agreements entered into under the 1990 Plan need not be identical, and the Option Committee shall determine all terms and conditions of each such agreement, which shall be consistent with the 1990 Plan. The purchase price for shares sold under the 1990 Plan shall not be less than 85% of the fair market value of such shares. The purchase price may be paid, at the Option Committee's discretion, with a full-recourse promissory note secured by the shares, except that the par value of the shares must be paid in cash. Shares may also be awarded under the 1990 Plan in consideration of services rendered prior to the award, without a cash payment other than the par value of the shares.

     Shares sold under the 1990 Plan will vest upon satisfaction of the conditions specified in the stock purchase agreement. Vesting may be accelerated upon certain changes in control of the Company and upon the death of the holder of the shares. Any right to acquire shares under the 1990 Plan (other than an option) will automatically expire if not exercised within 30 days after the grant of such right was communicated by the Option Committee. A holder of shares sold under the 1990 Plan has the same voting, dividend and other rights as the Company's other stockholders.

NON-EMPLOYEE DIRECTORS

     Non-employee directors are not eligible to receive stock or options under the 1990 Plan other than an automatic grant of one NSO for 5,000 shares each year at the conclusion of the regular annual meeting of the stockholders of the Company. This option becomes fully exercisable on the earlier of (a) the first anniversary of the date of grant or (b) the next annual meeting. Newly elected or appointed non-employee directors are entitled to an initial grant of an NSO to purchase 20,000 shares upon taking office. This option vests ratably over a four-year period. No director will receive both of these grants in the same calendar year. Each non-employee director in office on May 17, 1996, received on that date an NSO covering a number of shares equal to the difference between
(a) 20,000 shares and (b) the number of shares covered by the director's initial option grant from the Company. This option becomes fully exercisable upon the approval of the amended 1990 Plan by the Company's stockholders at the Annual Meeting.

     All options granted to non-employee directors have an exercise price equal to 85% of the fair market value of Common Stock on the date of grant and have a 10-year term, subject to earlier expiration in the event that the director's service terminates. The increase in the annual grants from 3,000 to 5,000 shares, the increase in the initial grants from 15,000 to 20,000 shares and the supplemental grant on May 17, 1996, all are contingent upon the approval of the amended 1990 Plan by the Company's stockholders at the Annual Meeting. If approval is not granted, the annual grants would remain at 3,000 shares, the initial grants would remain at 15,000 shares and the May 17, 1996 grant would be void.

DURATION, AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the 1990 Plan at any time, except that any amendment, suspension or termination shall not affect any option previously granted. Any amendment of the 1990 Plan, however, which increases the number of shares available for issuance, materially changes the class of persons who are eligible for the grant of ISOs or, if required by Rule 16b-3 (or any successor) under the Securities Exchange Act of 1934, as amended, would materially increase the benefits accruing to participants under the 1990 Plan or would materially modify the requirements as to eligibility for participation in the 1990 Plan, is subject to approval of the Company's stockholders.
Stockholder approval is not required for any other amendment of the 1990 Plan. Unless sooner terminated by the Board of Directors, the 1990 Plan will terminate in May 2006, and no further options may be granted or stock sold pursuant to such plan following the termination date.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Company's outstanding employee stock option agreements and common stock purchase agreements provide for the automatic vesting of employee stock options and (in the case of the common stock purchase agreements) the automatic termination of the Company's right of repurchase upon certain corporate events. Future employee stock option agreements and common stock purchase agreements entered into pursuant to the 1990 Plan will contain similar provisions, unless otherwise determined by the Option Committee.

     Automatic vesting of all options and shares will occur on or following
(1) the first purchase of shares of the Company's Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part of, the Company's Common Stock, (2) approval by the Company's stockholders of a merger in which the Company does not survive as an independent, publicly owned corporation (other than a merger that leaves the stockholders of the Company with substantially the same ownership interest in the new corporation), a consolidation, or a sale or exchange or other disposition of all or substantially all the Company's assets, (3) a change in the composition of the Board of Directors as a result of which fewer than a majority of the incumbent directors are directors who had been directors of the Company 24 months prior to such change, unless each new director was elected or nominated for election to the Board of Directors with the approval of at least two-thirds of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination or (4) an acquisition of voting securities by any person or group which theretofore did not beneficially own more than 30% of the voting power of all outstanding voting securities of the Company, if such acquisition results in such person or group owning beneficially securities representing more than 30% of the voting power of the Company's outstanding securities. A change in the relative beneficial ownership under (4) by reason of a repurchase by the Company of its own securities will be disregarded.

     In the event of a subdivision of the outstanding Common Stock or a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, or a similar occurrence, or declaration of a dividend payable in Common Stock or, if in an amount that has a material effect on the price of the shares, in cash, the Option Committee will make adjustments in the number and/or exercise price of options and/or the number of shares available under the 1990 Plan, as appropriate.

     Subject to the accelerated vesting provisions described above, in the event of a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such agreement may provide for the assumption of outstanding options by the surviving corporation or its parent, for their continuation by the Company (if the Company is the surviving corporation), for payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement of merger or reorganization and the exercise price for each option, or for the acceleration of the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee's consent.

AUTOMATIC VESTING UPON DEATH

     The Company's outstanding employee stock option agreements and common stock purchase agreements provide for the automatic vesting of employee stock options and, in the case of the common stock purchase agreements, the automatic termination of the Company's right of repurchase in the event that the optionee or the holder of restricted shares dies either before his or her service terminates or after his or her service has terminated due to total and permanent disability. Future employee stock option agreements and common stock purchase agreements entered into pursuant to the 1990 Plan will contain similar provisions, unless otherwise determined by the Option Committee.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS UNDER THE 1990 PLAN

     Neither the optionee nor the Company will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount.
In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding. The tax treatment of a disposition of option shares acquired under the 1990 Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NSO. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT AND RESTATEMENT OF THE GENSIA, INC. AMENDED AND RESTATED 1990 STOCK PLAN.



                                   PROPOSAL 3
                APPROVAL OF THE AMENDED AND RESTATED GENSIA, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     In order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions, the Board of Directors has adopted the Gensia, Inc. Employee Stock Purchase Plan under which 300,000 shares of Common Stock have been reserved for issuance. The stockholders approved the adoption of the Plan in May 1992. On February 22, 1996, the Board of Directors amended and restated the Plan (as amended and restated, the "ESPP") to reserve an additional 100,000 shares for issuance under the ESPP, subject to the approval of the Company's stockholders at the Annual Meeting. As of May 10, 1996, an aggregate of 73,333 shares were available for issuance under the ESPP.

     The full text of the ESPP, substantially in the form in which it will take effect if the ESPP is approved by the stockholders, is set forth in Exhibit B to this Proxy Statement. The following description of the ESPP is a summary only. It is subject to, and qualified in its entirety by, Exhibit B.

     Under the ESPP, an aggregate of 400,000 shares of Common Stock (which number includes the 100,000-share increase that stockholders are being asked to approve) have been reserved for issuance, subject to anti-dilution adjustments. Any full-time employee will be eligible to participate in the ESPP after he or she has been continuously employed by the Company for three consecutive months. Eligible employees may elect to contribute up to 12% of their total compensation during each six-month offering period, subject to certain statutory limits. At the end of each six-month offering period, the Company will apply the amount contributed by the participant during the offering period to purchase whole shares of Common Stock, but not more than 1,000 shares. Shares of Common Stock are purchased for 85% of the lower of (i) the market price of the Common Stock immediately before the beginning of the purchase period or (ii) the market price of such Common Stock on the last business day of the purchase period. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT AND RESTATEMENT OF THE GENSIA, INC. EMPLOYEE STOCK PURCHASE PLAN.



                                   PROPOSAL 4
                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ended December 31,

1996, subject to ratification by the stockholders. Representatives of Ernst & Young are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.



                              STOCKHOLDER PROPOSALS

     To be considered for presentation at the Annual Meeting of Stockholders to be held in 1996 a stockholder proposal must be received at the offices of the Company, 9360 Towne Centre Drive, San Diego, CA 92121 not later than February 25, 1997.



                                  OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     Under the securities laws of the United States, the Company's directors and executive officers, and any persons holding more than 10% of the Company's Common Stock, are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this proxy statement those persons who failed to timely file these reports. All of the filing requirements were satisfied for 1995 except for Director Pegg who failed to timely report on his Form 5 for 1995 an increase in his Common Stock of the Company resulting from the acquisition of Aramed by the Company.

     Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Gensia, Inc., 9360 Towne Centre Drive, San Diego, California, (619) 546-8300. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by June 15, 1996.

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                        Wesley N. Fach
                                        Secretary

                                  GENSIA, INC.
                                      PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING - JUNE 25,1996

      The undersigned stockholder of Gensia, Inc. (the "Company") acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated May 22, 1996, and the undersigned revokes all prior proxies and appoints David F. Hale and Wesley N. Fach, or each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the San Diego Marriott-La Jolla, 4240 La Jolla Village Drive, La Jolla, California at 11:00 a.m., on June 25, 1996, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

- -------------------------------------------------------------------------------
                           *  FOLD AND DETACH HERE  *

                Please mark your votes as indicated in this example         /X/

                           FOR all nominees listed         WITHHOLD AUTHORITY
                           below (except as marked     to vote for all nominees
                           to the contrary below)            listed below

1. ELECTION OF CLASS I              /  /                         /  /
   DIRECTORS.


Daniel O. Pegg, Alan R. Timms, Ph.D. and Monroe E. Trout, M.D.


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

______________________________________________________________________________

                                                 FOR        AGAINST     ABSTAIN
2. TO APPROVE THE AMENDMENT AND
   RESTATEMENT OF THE COMPANY'S 1990            /  /         /  /         /  /
   STOCK PLAN:


                                                 FOR        AGAINST     ABSTAIN

3. TO APPROVE THE AMENDMENT AND
   RESTATEMENT OF THE COMPANY'S                 /  /         /  /         /  /
   EMPLOYEE STOCK PURCHASE

                                                 FOR        AGAINST     ABSTAIN
4. TO RATIFY THE APPOINTMENT
   OF ERNST & YOUNG LLP AS THE                  /  /         /  /         /  /
   INDEPENDENT AUDITORS OF THE
   COMPANY:

     5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS I DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.


     Dated this ______  day of 1996___________________________________________

     __________________________________________________________________________
                            Signature of Stockholder

     __________________________________________________________________________
                            Signature of Stockholders

     Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

                Please Mark, Sign, Date and Mail This Proxy Card
                     Promptly, Using the Enclosed Envelope.

- -------------------------------------------------------------------------------
                           *  FOLD AND DETACH HERE  *